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                                                                    EXHIBIT 99.1
                                                                   PRESS RELEASE

[UNITED AUTO GROUP, INC. LOGO]

                                                         UnitedAuto Group, Inc.
                                                         13400 Outer Drive West
                                                         Suite B36
                                                         Detroit, MI  48239-4001




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
Contact:   Jim Davidson                         Phil Hartz                           Tony Pordon
           Executive Vice President -           Senior Vice President -              Vice President -
           Finance                              Corporate Communications             Investor Relations

           201-325-3303                         313-592-5365                         313-592-5266

           jdavidson@unitedauto.com             phartz@unitedauto.com                tony.pordon@unitedauto.com
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FOR IMMEDIATE RELEASE


         UNITEDAUTO EXPECTED TO EXCEED FOURTH QUARTER EARNINGS ESTIMATES


DETROIT, MI, December 26, 2001 - UnitedAuto Group, Inc. (NYSE: UAG), a FORTUNE 500 automotive specialty retailer, confirmed today that it expects to exceed current First Call earnings estimates for the fourth quarter ending December 31, 2001. The Company indicated that fourth quarter earnings are being positively impacted by same store growth in new and used retail units and revenues, supported by continued steady growth in same store service and parts revenues.

According to First Call, UnitedAuto is expected to earn $0.27 per share for the fourth quarter ending December 31, 2001. UAG currently expects to exceed the quarterly estimate by at least $0.04 per share. As a result, the Company expects to earn at least $1.30 per share for the full year ending December 31, 2001.

Roger Penske, Chairman, commented, "Although the fourth quarter has been positively impacted by zero percent financing offered by the domestic manufacturers, UAG is achieving double digit same store growth in all of its significant foreign brands. In particular, our Toyota and Nissan brands are experiencing same store growth exceeding 25%. We continue to benefit from our strong brand mix and geographical diversity, the emphasis on our growing service and parts business and the favorable interest rate environment."

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 127 franchises in 19 states, Puerto Rico and Brazil. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.

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